Exhibit 14

WHITTIER ENERGY CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

Whittier Energy Corporation has a long-standing commitment to conduct its business in compliance with all applicable laws and regulations and in accordance with the highest ethical principles.  Among our guiding principles are honesty, integrity and quality in all that we do.  This Corporate Code of Business Conduct and Ethics (the “Code”) containing these principles has been provided to our employees, officers and directors in order to assist them in meeting our legal and ethical obligations.

The Code sets forth standards of conduct for all officers, directors and employees of Whittier Energy Corporation and each of its wholly-owned or majority-owned subsidiaries, or joint ventures for which Whittier Energy Corporation has management responsibility (such entities being individually and/collectively referred to as the “Company” in the Code), including all full and part-time employees and certain persons that provide services on our behalf, such as agents, representatives and consultants.  Throughout the Code, the term “Company” is used to refer to the enterprise as a whole, to each person within it, and to any person who represents the Company.

The Code covers a wide range of business practices and procedures.  It does not cover every issue that may arise, but it sets out basic principles to guide all employees, officers and directors of the Company.  All of our employees, officers and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.  If a law conflicts with a policy in the Code, the employee, officer or director must comply with the law; however, if a local custom or policy conflicts with the Code, the employee, officer or director must comply with the Code.  If any aspect of the Code is unclear, or there are questions or dilemmas that are not addressed, the employee or officer should ask her/his supervisor as to how to handle the situation.  Because the Code discusses both legal and ethical responsibilities, non-compliance with certain aspects of the Code could result not only in disciplinary action, but may also subject the individual offender and the Company to civil and/or criminal liability.

If any employee, officer or director is in, or aware of, a situation which may violate or lead to a violation of the Code, then that employee, officer or director should follow the guidelines described in Sections 13 and 14 of the Code.

1.                                      Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation of the Company’s ethical standards.  All employees, officers and directors are expected to respect and comply with local, state, provincial and/or federal laws and requirements as a condition for continued employment or service. Although not all employees and officers are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.  All employees, officers and directors are expected to meet the highest standards of professional conduct in their dealings with, or on behalf of, the Company and its customers and vendors.  The Company does not tolerate unethical financial or business practices by employees, officers or directors even when they do not violate fraudulent or unfair business practices laws.

2.                                      Conflicts of Interest

The Company expects that each employee, officer and director will use good judgment, high ethical standards and honesty in all business dealings.  Observing these principles should prevent any conflict of interest.  A “conflict of interest” exists when a person’s private interest has the potential of interfering in any way with making decisions that are in the interests of the Company.  A conflict situation can arise when an employee, officer or director has interests that may make it difficult to perform his/her Company work objectively and effectively.  Conflicts of interest of this nature arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his/her position in the Company.  For example, loans to, services provided to, or guarantees of obligations of, employees, officers or directors and/or their family members create conflicts of interest.  It is a conflict of interest for a Company employee, officer or director to work simultaneously for a competitor, customer or supplier of the Company.  The best policy is to avoid any direct or indirect personal or business connection with the Company’s customers, suppliers, or competitors, except on the Company’s behalf.  Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the Company’s General Counsel or Chief Financial Officer.  Any employee, officer, or director who becomes aware of a conflict or potential conflict should bring it to the attention of the individual designated in Section 14 of the Code.

3.                                      Insider Trading

Employees, officers and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business.  All non-public information about the Company should be considered confidential information.  To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. The complete text of the Company’s Insider Trading Policy is available upon request from the Company’s Securities Compliance Officer.

4.                                      Corporate Opportunities

Employees, officers and directors are prohibited from taking advantage personally of opportunities discovered through the use of corporate property, information or position.  Employees, officers and directors owe a duty to the Company to advance its legitimate interests when opportunities arise.  No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee, officer or director may compete with the Company directly or indirectly.  If one believes that there is an exception, due to advantages to the Company, then management or the Board of Directors must be fully informed and determine that any undertaking is consistent with the Company’s business objectives.

5.                                      Competition and Fair Dealing

The Company makes commercial decisions based on its best interests.  These decisions are made independently of, and free from, any understandings or agreements with any competitors and in full compliance with all applicable antitrust laws and regulations.  All employees, officers and directors must avoid any conduct that violates, or which might appear to violate, antitrust laws, which include any understanding, agreement or consultation with competitors regarding prices, terms of sale, division of markets, allocations of customers or any other activity that restrains competition among sellers and purchasers.  All employees, officers and directors must promptly refer to the Legal Department any inquiries or investigations on antitrust matters affecting the Company.

We seek to outperform our competition fairly and honestly.  We seek competitive advantages through superior performance, never through unethical or illegal business practices.  Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.  Each employee, officer and director should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees.  No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage over customers, suppliers, competitors, or employees.  No gift or entertainment should ever be directly or indirectly offered, given, provided or accepted by any Company officer, director, employee, any family member of an employee, officer or director or any agent (acting in its capacity as such) to or from any customer, supplier or competitor of the Company unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot reasonably be construed as a bribe or payoff, and (5) does not violate any laws or regulations.  Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

6.                                      Discrimination and Harassment

The diversity of the Company’s employees is a tremendous asset.  We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.  Examples include derogatory comments based on racial, ethnic, or gender characteristics and unwelcome sexual advances.  Please refer to your employee handbook for more information on discrimination and harassment.

7.                                      Health, Safety and Environment

The Company is committed to providing a safe and healthy work environment and to conducting our various businesses in a safe and environmentally protective manner.  All employees and officers are expected to perform their duties consistent with site specific safety and environmental rules and regulations, site application of Company best practices and, at minimum, are expected to obey all local, state, provincial and federal laws and regulations.  All employees and officers also should carry out their duties in all ways that enhance health, safety and environmental compliance.  Employees and officers are expected to bring to management’s attention any practices or conditions that are inconsistent with these objectives.  To the extent management does not satisfactorily address and resolve a matter, an employee or an officer may confidentially submit, for independent review, information that inappropriate practices are occurring and/or unsafe conditions are being tolerated.

8.                                      Record-Keeping

The Company requires accurate recording and reporting of information in order to make responsible business decisions.  For example, only the actual number of hours worked should be reported.  Many employees and officers regularly use business expense accounts, which must be documented and recorded accurately.  If you are not sure whether a certain expense may be legitimately charged to the Company, ask your supervisor.  All of the Company’s books, records, accounts and financial statements must appropriately reflect the Company’s transactions and must conform to applicable legal requirements, to generally accepted accounting principles, and to the Company’s system of internal controls.  Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation, and reviewed by outside audit and counsel, in accordance with generally accepted accounting principles.  Periodic and other reports (financial and otherwise) to foreign, federal, state and local government agencies and the Company’s stockholders must present a full, fair, accurate, timely and understandable disclosure of the Company’s financial and business activities.  Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports.  Records should always be retained according to the Company’s record retention policies.

9.                                      Confidentiality and Protection of Company Assets

Employees, officers and directors must maintain the confidentiality of sensitive information entrusted to them by the Company, its customers, partners or business associates, except when disclosure is authorized by a supervisor or required by laws or regulations.  Confidential information is labeled as such, and includes all non-public information that might be of use to competitors, or which might be harmful to the Company or its customers, partners, or business associates if disclosed.  It includes, for example, trade secrets, processes, formulas, data, know-how, improvements, techniques, business forecasts, plans and strategies, and information concerning customers and vendors, information that suppliers and customers have entrusted to us or that the Company has obligated itself to maintain in confidence.  The obligation to preserve confidential information continues even after employment ends.

Employees, officers and directors are obligated to protect the Company’s assets, including its proprietary information.  Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports.  Unauthorized use or distribution of this information would violate Company policy.  It could also be illegal and result in civil or even criminal penalties.

10.                               Proper Use of Company Assets

All employees, officers and directors should endeavor to protect the Company’s assets and ensure their efficient use.  Theft, carelessness, and waste have a direct adverse impact on the Company’s performance.  All Company assets should be used only for legitimate business purposes.  Any suspected incident of fraud, theft, embezzlement or other wrongdoing should be immediately reported by an employee to his or her immediate supervisor or, if the employee is uncomfortable reporting to his or her supervisor, then to the Company’s Chief Financial Officer for investigation.  Investigations of suspected dishonest and fraudulent activity will always be conducted in strictly confidential procedures.  Company charge accounts, credit cards, bank accounts and other resources are strictly limited to Company use; personal charges on Company accounts are prohibited, though nominal personal charges that occur in connection with, and are incidental to, a legitimate business purpose may be permitted if they are promptly reported and reimbursed in accordance with Company policy.  Company equipment should not be used for non-Company business, though incidental personal use and properly authorized use of Company cars may be permitted.

11.                               Political Involvement

The Company’s policy is to comply with all applicable laws or regulations governing corporate political contributions. Political donations for any candidate for federal office may not be made on behalf of the Company by any employee, officer or director.  Even in jurisdictions where corporate political contributions are legal, an employee, officer or director is not authorized to make any contribution on behalf of the Company unless it has been reviewed and approved by the Legal Department.

Neither the Company nor any employee, officer or director may make a political contribution to a foreign entity on behalf of the Company. The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.  In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by government personnel.  The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense.  State and local governments, as well as foreign governments, may have similar rules.    Consult your supervisor if you have any questions.

12.                               Waivers of this Code of Business Conduct and Ethics

Changes in or waivers of the Code may be made only by the Board of Directors of the Company or, in the case of any change in or waiver of the Code for principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions (“Principal Officers”), only by the independent directors on the Board of Directors of the Company.  All changes in or waivers of the Code for Principal Officers will be promptly disclosed as required by law or stock exchange regulations.

13.                               Reporting any Illegal or Unethical Behavior

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation.  Employees, officers and directors are required to report any violations of laws, rules, regulations or the Code in accordance with Section 14.  It is the policy of the Company not to allow retaliation or retribution for reports of misconduct by others made in good faith by employees.  “Good faith” does not mean that you have to be right – but it does mean that you believe that you are providing truthful information.  Employees, officers and directors are expected to cooperate in internal investigations of misconduct.

14.                               Compliance Procedures

We must all work to ensure prompt and consistent action against violations of the Code.  However, in some situations it is difficult to know right from wrong.  Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem.  These are the steps to keep in mind:

•                  Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•                  Ask yourself:  What specifically am I being asked to do? Does it seem unethical or improper?  This will enable you to focus on the specific question you are faced with, and the alternatives you have.  Use your judgment and common sense.

•                  Clarify your responsibility and role.  In most situations, there is shared responsibility.  Are your colleagues informed?  It may help to get others involved and discuss the problem.

•                  Discuss the problem with your supervisor.  This is the basic guidance for all situations.  In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•                  Seek help from Company resources.  Any questions concerning the application or interpretation of this Code or the policies referenced herein should be directed to the Legal Department.  In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with the Company’s Chief Financial Officer, Michael B. Young, by calling 713 850-1880.  If you prefer to write, address your concerns to: Whittier Energy Corporation, 333 Clay Street, Suite 1100, Houston, Texas 77002, Attention: Michael B. Young, CFO.  If you do not feel comfortable reporting wrongdoing to an Officer of the Company, you may call Chuck Buckner, the Chairman of the Company’s Audit Committee, at 713 850-1880.

•                  You can report ethical violations in confidence and without fear of retribution.  If your situation requires that your identity be kept secret, your anonymity will be protected.  The Company does not permit retaliation or retribution of any kind against employees for good faith reports of ethical violations.

•                  Always ask first, act later:  If you are unsure of what to do in any situation, seek guidance before you act.

This Code sets forth guidelines which all officers, directors and employees are required to follow and any failure to comply with this Code may result in the termination of employment or service.  However, nothing in this Code shall be construed to create a contractual right to employment where none previously existed or shall in any way alter the at-will nature of an employee’s employment.

The board of directors, in discharging its governance responsibilities, reserves the right to amend, alter, or terminate this Code or its policies at any time for any reason.

ACCEPTED AND AGREED TO on                                               ,

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